EXHIBIT 99.1

TurboChef Reports Results for 2004

Revenues and EPS for the fourth quarter and the year consistent with previously reported preliminary results

Atlanta, Georgia, March 7, 2005 - TurboChef Technologies, Inc. (AMEX: TCF) today reported record financial results for the fourth quarter of 2004 and the year ended December 31, 2004.

Highlights:

•	Total revenue for 2004 of $70.9 million; total revenue for the fourth quarter of 2004 of $36.5 million.

•	Net income for 2004 of $9.7 million; net income for the fourth quarter of 2004 of $7.5 million.

•	Fully diluted earnings per share of $0.37 for 2004; fully diluted earnings per share of $0.27 for the fourth quarter of 2004.

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As was the case for the Company’s results for the three and nine months ended September 30, 2004; these results too, are so dramatic that comparisons of revenue, net income and earnings per share to the comparable 2003 periods are not particularly meaningful. The substantial increase in total revenue is driven by sales of the Company’s Tornado model oven to Subway franchise restaurants in a continuation of the system-wide roll-out under terms of the relationship commenced in March 2004. Although the North American roll-out will be largely completed in the first quarter of 2005, the Subway relationship should continue to be a meaningful contributor to future revenues as we undertake delivery of ovens to international Subway locations, new Subway restaurants are opened and existing restaurants assess their needs for additional ovens.

Financial Review

Revenue - For the three months ended December 31, 2004, total revenue was $36.5 million, and for the year ended December 31, 2004, total revenue was $70.9 million. These results were in keeping with the Company’s previously announced preliminary results.

Costs and expenses - As a percentage of product sales, cost of product sales for the fourth quarter was 63.7% as compared with 63.6% for the third quarter of 2004. These cost of sales statistics reflect the volume pricing associated with the Subway relationship. Compared with the third quarter of 2004, selling, general and administrative expenses for the fourth quarter included approximately $750,000 for the funding of a corporate incentive pay plan based on pre-tax income and for continuation of professional and other fees associated with completion of the Company’s Sarbanes/Oxley compliance project.

Net income/EPS available to common stockholders - For the three months ended December 31, 2004, net income available to common stockholders was $7.5 million, or $0.27 per diluted share and for the year ended December 31, 2004, net income available to common stockholders was $9.7 million, or $0.37 per diluted share. Earnings per share results are at the high end of the range of the Company’s previously announced preliminary results. The net results for the three months and year ended December 31, 2004 reflect a nominal provision for income taxes (an effective rate of 3%) due to the utilization of the Company’s net operating loss carryforwards.

Certain statements in this release, and other written or oral statements made by or on behalf of us, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, guidance, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: the uncertainty of market acceptance and demand for the Company’s products, the ability to obtain additional financing necessary to continue or expand operations, the uncertainty of consumer acceptance of new products or technologies that may be offered by TurboChef, the dependence on a limited number of customers, relationships with and dependence on third-party equipment manufacturers and suppliers, impact of competitive products and pricing and other risks detailed in the Company’s filings with the Securities and Exchange Commission. The words “looking forward,” “believe,” “expect,” “likely,” “should” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only for the date the statement was made. TurboChef Technologies, Inc. undertakes no obligation to publicly update any forward-looking statements, whether as a result of future events, new information or otherwise.

About TurboChef

TurboChef Technologies, Inc. is a leading provider of equipment, technology and services focused on the high-speed preparation of food products for the worldwide commercial primary cooking equipment market. TurboChef’s user-friendly speed cook ovens employ proprietary combinations of heating technologies to cook a variety of food products at faster speeds than, and to quality standards that it believes are comparable or superior to, that of conventional heating methods. The address of TurboChef’s principal executive offices is Six Concourse Parkway, Suite 1900, Atlanta, GA 30328. Visit TurboChef at www.turbochef.com .

TurboChef will be hosting a conference call to discuss its results on Tuesday, March 8, 2005 at 8:30 a.m. EDT. To monitor the conference call, please dial 706-634-4985 or access the audio feed through a webcast link on our website at www.turbochef.com. A replay will be available two hours after the call for 24 hours. Call 1-800-642-1687 (conference I.D. 4524194). A replay of the conference call also will be available through our website.

For more information, contact:

James A. Cochran
Chief Financial Officer
TurboChef Technologies, Inc.
Six Concourse Parkway
Suite1900
Atlanta, Georgia 30328
(678) 987-1700

TURBOCHEF TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
		(As Restated)		(As Restated)
Revenues:
Product sales	$36,317	$862	$69,707	$3,690
Royalties and services	205	-	1,187	-
Total revenues	36,522	862	70,894	3,690

Costs and expenses:
Cost of product sales	23,124	496	44,047	1,946
Research and development expenses	386	217	1,202	897
Selling, general and administrative expenses	5,031	2,558	14,774	6,259
Depreciation and amortization	353	30	1,052	264
Compensation and severance related to termination of former officers and directors	-	7,585	-	7,585
Total costs and expenses	28,894	10,886	61,075	16,951

Operating income (loss)	7,628	(10,024)	9,819	(13,261)

Other income:
Interest income	20	29	63	128
Interest expense and debt extinguishment costs	-	(1,105)	-	(1,105)
Other income (expense), net	120	(118)	98	(111)
	140	(1,194)	161	(1,088)

Income (loss) before income taxes	7,768	(11,218)	9,980	(14,349)

Provision for income taxes	(301)	-	(301)	-

Net income (loss)	7,467	(11,218)	9,679	(14,349)

Beneficial conversion feature of preferred stock		(12,605)		(12,605)
Preferred stock dividends	-	(16)	-	(195)

Net income (loss) applicable to common stockholders	$7,467	$(23,839)	$9,679	$(27,149)

Per share data:

Basic:
Net income (loss)	$0.35	$(1.43)	$0.79	$(2.11)
Preferred stock dividends	-	(1.60)	-	(1.88)
Net income (loss) applicable to common stockholders	$0.35	$(3.03)	$0.79	$(3.99)

Weighted average number of common shares outstanding - basic	21,098,010	7,865,563	12,256,686	6,797,575

Diluted:
Net income (loss)	$0.27	$(1.43)	$0.37	$(2.11)
Preferred stock dividends	-	(1.60)	-	(1.88)
Net income (loss) applicable to common stockholders	$0.27	$(3.03)	$0.37	$(3.99)

Weighted average number of common shares outstanding - diluted	27,201,127	7,865,563	26,142,101	6,797,575

TURBOCHEF TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

	December 31,
	2004	2003
		(As Restated)
Assets:

Current assets:

Cash and cash equivalents	$12,942	$8,890
Restricted cash	3,196	-
Accounts receivable, net of allowance of $197 and $219, respectively	9,542	515
Other receivables, net	43	5
Inventory	8,155	1,514
Prepaid expenses	426	311

Total current assets	34,304	11,235

Property and equipment, net	2,678	101

Developed technology, net	7,577	-
Goodwill	5,808	-
Other assets	389	84

Total assets	$50,756	$11,420

Liabilities and Stockholders’ Equity (Deficit):

Current liabilities:
Accounts payable	$8,401	$424
Other payables	1,445	1,445
Accrued expenses	3,135	1,007
Notes payable	-	380
Deferred revenue	1,338	1,366
Accrued warranty and upgrade costs	2,586	928

Total current liabilities	16,905	5,550

Other liabilities	72	-

Total liabilities	16,977	5,550

Commitments and contingencies

Convertible, redeemable preferred stock	-	12,605

Stockholders’ equity (deficit):

Preferred membership units exchangeable for TurboChef common stock	6,351	-
Common stock, $.01 par value, authorized 100,000,000 shares at
December 31, 2004 and 50,000,000 shares at December 31, 2003, issued 24,313,158 and 8,491,339 shares at December 31, 2004 and
2003, respectively	243	85
Additional paid-in capital	79,508	55,630
Accumulated deficit	(52,277)	(61,956)
Notes receivable for stock issuances	(46)	(43)
Treasury stock—at cost -0- and 10,710 shares at December 31,
2004 and 2003, respectively	-	(451)

Total stockholders’ equity (deficit)	33,779	(6,735)

Total liabilities and stockholders’ equity (deficit)	$50,756	$11,420

TURBOCHEF TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	Year Ended December 31,
	2004	2003
		(As Restated)
Cash flows from operating activities:
Net income (loss)	$9,679	$(14,349)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,052	264
Non-cash interest on notes receivable from employees and directors	(3)	(109)
Non-cash interest and debt extinquishment costs on non-interest bearing promissory note	8	904
Non-cash compensation expense	113	7,995
Provision for doubtful accounts	46	836
Other	(44)	117
Changes in operating assets and liabilities, net of effects of acquisition:
Restricted cash	(3,196)	-
Accounts receivable	(8,603)	1,109
Inventories	(6,822)	360
Prepaid expenses and other assets	(136)	(258)
Accounts payable	7,731	(809)
Accrued expenses and warranty	3,791	(11)
Deferred revenue	(27)	553
Net cash provided by (used in) operating activities	3,589	(3,398)

Cash flows from investing activities:
Acquisition of business, net of cash acquired	(7,683)	-
Property and equipment expenditures	(2,913)	(33)
Other	(330)	-

Net cash used in investing activities	(10,926)	(33)

Cash flows from financing activities:
Proceeds from the sale of preferred stock, net	-	12,605
Issuance of common stock, net	10,007	-
Payment of notes payable	(380)	(1,000)
Proceeds from the exercise of stock options and warrants	1,762	87
Net cash provided by financing activities	11,389	11,692

Net decrease in cash and cash equivalents	4,052	8,261
Cash and cash equivalents at beginning of year	8,890	629
Cash and cash equivalents at end of year	$12,942	$8,890

NON CASH INVESTING AND FINANCING ACTIVITIES:

Noncash financing activity - beneficial conversion of preferred stock	$-	$12,605

Noncash financing activity - conversion of preferred stock	$12,605	$2,430

Noncash financing activity - interest on notes receivable from stock issuances	$-	$109

Noncash financing activity - issuance of preferred membership units exchangeable for TurboChef common stock in connection with Enersyst acquisition	$6,351	$-
Noncash financing activity - issuance of common stock for payment of preferred stock dividend	$-	$396

Noncash investing activity - cancellation of note receivable for stock issuance	$-	$2,596